Exhibit 99.1

U.S. CONCRETE REPORTS FOURTH QUARTER
AND FULL YEAR 2011 RESULTS

●	4th quarter revenues increase 17.4% to $131.4 million
●	4th quarter volume rises 11.9% to 1,059,000 cubic yards
●	4th quarter loss from continuing operations improved $3.2 million
●	Average sales price per cubic yard increased for third consecutive quarter

HOUSTON, TEXAS – March 9, 2012 – U.S. Concrete, Inc. (NASDAQ: USCR) today reported net income from continuing operations of $0.9 million, or $0.07 per diluted share, for the fourth quarter of 2011, compared to a net loss from continuing operations of $5.9 million, or $(0.50) per diluted share in the fourth quarter of 2010.  Included in fourth quarter 2011 net income from continuing operations and 2010 net loss from continuing operations were non-cash gains related to fair value changes in our derivatives of approximately $3.6 million and $0.2 million, respectively.
For the year ended December 31, 2011, the Company reported a net loss from continuing operations of $11.7 million, or $(0.97) per share, compared to net income from continuing operations of $19.8 million in 2010.  Included in the 2011 net loss from continuing operations was an approximate $13.4 million non-cash gain related to fair value changes in derivative liabilities. The $19.8 million of income in 2010 included a $59.2 million gain related to our reorganization. These reorganization items consisted of a $151.9 million gain on the cancellation of the Company’s previously outstanding 8.375% Senior Secured  (the “Old Notes”), partially offset by a $79.0 million loss on asset valuations resulting from fresh start accounting and $13.7 million of professional fees and other reorganization costs. Also, included in 2010 income from continuing operations was a $1.0 million non-cash gain related to the fair value changes in derivative liabilities.

FOURTH QUARTER 2011 RESULTS
Revenues in the fourth quarter of 2011 increased 17.4 percent to $131.4 million, compared to $111.9 million in the fourth quarter of 2010.  Ready-mixed volumes and average sales prices per cubic yard were both higher in the fourth quarter of 2011.  The Company’s ready-mixed concrete and concrete-related products revenues for the fourth quarter of 2011 were $118.2 million, an increase of 13.1 percent compared to $104.5 million during the fourth quarter of 2010.  Ready-mixed concrete sales volume in the fourth quarter of 2011 was approximately 1.06 million cubic yards, up 11.9 percent from 0.95 million cubic yards of ready-mixed concrete sold in the fourth quarter of 2010.  The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased 4.2 percent during the fourth quarter of 2011, as compared to the fourth quarter of 2010.  Revenues in the Company’s precast concrete products segment were $17.2 million for the fourth quarter of 2011, an increase of $6.1 million, or 55.5 percent, from the corresponding period in 2010.

The Company’s loss from continuing operations improved $3.2 million, or 69.8 percent to $1.4 million in the fourth quarter of 2011, compared to a loss from continuing operations of $4.6 million in the fourth quarter of 2010.  Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $3.0 million in the fourth quarter of 2011, compared to adjusted EBITDA of $2.2 million in the fourth quarter of 2010.  Adjusted EBITDA margin, which is adjusted EBITDA as a percentage of revenue, for the fourth quarter of 2011 was 2.3 percent, compared to 2.0 percent in the fourth quarter of 2010.
The Company defines adjusted EBITDA as net income (loss) from continuing operations plus expense (benefit) for income taxes, net interest expense, reorganization items, goodwill and other asset impairments, depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure.  For a reconciliation of adjusted EBITDA, free cash flow and net debt (which are other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.
Commenting on the fourth quarter results, William J. Sandbrook, President and Chief Executive Officer of U.S. Concrete, said, “Our fourth quarter contained some very encouraging developments, but also highlighted that we have more work to accomplish to reach the levels of profits that we are capable of. On the positive side, our price increases are sticking, as seen in our ready-mix average sales price climbing 4.2% compared to last year. Further, we had a roughly 11.9 percent increase in ready-mix volumes year-over-year, helped in part by a mild December in most of our markets.”
The Company’s selling, general and administrative (“SG&A”) expenses were $13.9 million during the fourth quarter of 2011, as compared to $15.0 million in SG&A expenses for the fourth quarter of 2010.  The Company experienced lower costs during the fourth quarter of 2011 partially due to reduced professional fees as the result of our restructuring of approximately $1.3 million, offset by higher compensation expense and equity-based compensation expenses.
The Company’s gain on sale of assets was $1.1 million during the fourth quarter of 2011, compared to a near zero gain on sale of assets for the fourth quarter of 2010. The gain in the fourth quarter of 2011 was primarily due to increased sales of excess vehicles and equipment when compared to the corresponding period of 2010.
Depreciation, depletion and amortization expense for the fourth quarter of 2011 decreased $1.3 million to $4.2 million, as compared to $5.5 million for the corresponding period of 2010, primarily due to certain assets becoming fully depreciated.
Net interest expense in the fourth quarter of 2011 increased approximately $0.4 million, to $2.9 million, compared to $2.5 million for the fourth quarter of 2010. The increase was due primarily to higher borrowings during the fourth quarter of 2011 under the revolving credit facility and higher non-cash amortization of deferred financing costs related to the Company’s 9.5% Convertible Secured Notes due 2015 (the “Convertible Notes”) and non-cash accretion of the recorded discount on the Convertible Notes.

During the fourth quarter of 2011, the Company recorded non-cash derivative income of $3.6 million. This income comprised $2.9 million from fair value changes in the embedded derivative related to the Company’s Convertible Notes and income of $0.7 million from fair value changes in warrants. This is compared to income of $0.2 million during the corresponding period of 2010.
Income tax benefit allocated to continuing operations was approximately $1.3 million and $0.9 million for the fourth quarters of 2011 and 2010, respectively.  The Company’s effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.
The Company’s operating cash flow was approximately $8.2 million during the fourth quarter of 2011, compared to approximately break-even in the fourth quarter of 2010.  The improvement in operating cash flow in the fourth quarter of 2011 compared to the fourth quarter of 2010 was primarily due to improved operating results from higher volumes and lower cash payments related to our restructuring. The Company’s free cash flow (defined as net cash provided by (used in) operations, less capital expenditures for property, plant and equipment, net of disposals) for the fourth quarter of 2011 was $9.5 million, compared to $(1.3) million in the fourth quarter of 2010.
The Company’s net debt at December 31, 2011 was $56.9 million, up $9.0 million from December 31, 2010.  The increase in the Company’s net debt was related primarily to an increase in borrowings under our revolving credit facility. Net debt at December 31, 2011 comprised total debt of $61.1 million, less cash and cash equivalents of $4.2 million.
James C. Lewis, Senior Vice President and Chief Financial Officer of U.S. Concrete, stated, “As I have said in the past, our focus is on liquidity, and pulling the levers available to us to maintain the company’s access to the funds needed to sustain the business. We will continue to aggressively manage our capital spend which will be targeted toward profit enhancing projects.”

FULL YEAR 2011 RESULTS
Revenues for the full year ended December 31, 2011 increased 8.6 percent to $495.0 million, compared to $455.7 million for the year ended December 31, 2010.  The Company’s ready-mixed concrete and concrete-related products revenues for 2011 were $444.1 million, an increase of 7.4 percent compared to 2010. The Company’s ready-mixed concrete sales volume for 2011 was approximately 4.05 million cubic yards, up 6.4 percent from approximately 3.80 million cubic yards of ready-mixed concrete sold during 2010.  The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased approximately 2.1 percent during 2011, as compared to 2010. On a market-by-market comparison, the average selling price per cubic yard of ready-mixed concrete and volumes increased in most of our major markets.

 Revenues in the Company’s precast concrete products segment were $67.0 million in 2011, an increase of $11.0 million, or 19.6 percent, compared to 2010. This increase was primarily due to an increase in education, public works and infrastructure construction in our southern California and mid-Atlantic markets, offset by lower commercial construction in most of our precast markets.
The Company’s loss from continuing operations improved $3.7 million, or 19%, to $16.0 million in 2011, compared to a loss from continuing operations of $19.7 million in 2010.  Adjusted EBITDA was $4.8 million in 2011, as compared with $12.5 million in 2010.  Adjusted EBITDA margin for 2011 was 1.0 percent, compared to 2.7 percent in 2010.
The Company’s selling, general and administrative expenses were $55.8 million in 2011, a decrease of $3.0 million, or 5.1%, from $58.8 million in 2010. The Company experienced lower costs during 2011 partially due to reduced professional fees as the result of our restructuring of approximately $7.8 million. Partially offsetting these reduced costs during 2011 was approximately $2.8 million of costs related to the departure of our former President and Chief Executive Officer and costs related to the hiring of our new President and Chief Executive Officer in August 2011. The 2010 expenses also included a $1.0 million reduction of expense due to the settlement of a class action lawsuit in California for an amount that was below our previous estimate.
The Company’s gain on sale of assets was $1.2 million during 2011, compared to a loss on sale of assets of $0.1 million for 2010. The gain in 2011 was primarily due to increased sales of excess vehicles, land and equipment when compared to the year ended December 31, 2010.
Depreciation, depletion and amortization expense for 2011 decreased $4.1 million to $19.7 million, as compared to $23.7 million for 2010, primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010 and certain assets becoming fully depreciated.
Net interest expense for 2011 was down approximately $9.7 million to $11.1 million, compared to $20.8 million for 2010. The decrease is due primarily to the cancellation of the Old Notes in accordance with the consummation of the Company’s plan of reorganization on August 31, 2010. This decrease was partially offset by higher borrowings under the revolving credit facility, higher non-cash amortization of deferred financing costs related to the Convertible Notes and higher non-cash accretion of the recorded discount on the Convertible Notes.
During the year ended December 31, 2011, the Company recorded non-cash derivative income of $13.4 million. This income comprised $10.9 million from fair value changes in the embedded derivative related to the Company’s Convertible Notes and income of $2.5 million from fair value changes in warrants. This is compared to income of $1.0 million during the corresponding period of 2010.
Reorganization items net gain of $59.2 million during 2010 consisted of a $151.9 million gain on the cancellation of the Company’s Old Notes, partially offset by a $79.0 million loss on asset valuations resulting from fresh start accounting and $13.7 million of professional fees and other reorganization costs.

Income tax benefit allocated to continuing operations was approximately $0.8 million for 2011, compared to tax expense from continuing operations of $0.6 million in 2010.
The Company used cash in operations of $1.5 million during 2011, compared to cash used in operations during 2010 of $31.7 million.  Cash flow from operations improved primarily due to the result of lower cash payments for professional fees related to our reorganization. The Company’s free cash flow for 2011 was $(5.2) million, as compared to $37.7 million for 2010.  Capital expenditures of approximately $6.4 million were relatively flat in 2011, as compared to 2010. The proceeds from asset disposals increased $2.4 million during 2011 due to the sale of excess vehicles, equipment, and land when compared to 2010.
Mr. Sandbrook commented, “Unfortunately, our efforts did not translate sufficiently into increased incremental EBITDA. Material costs and delivery expenses, driven by higher diesel prices, increased faster than we could pass them into our markets. Also, our Precast operations struggled with a number of large, low margin, long lead time contracts which negatively impacted their results.  We have worked through the majority of these contracts and will be substantially complete with that backlog by mid-year.  We are also aggressively undertaking actions to recoup our increased diesel costs through various fuel surcharge mechanisms in all of our product markets.”
The company expects it will be in compliance with the consolidated secured debt ratio in April 2012.  This ratio is a covenant in the Convertible Notes.  The company expects to have a fixed charge coverage ratio as defined in the revolving credit facility of greater than 1.0 to 1.0 as of March 31, 2012.

FRESH START ACCOUNTING
The Company applied the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 852 “Reorganizations” to its financial statements while the Company operated under the provisions of Chapter 11 of the United States Bankruptcy Code. As of August 31, 2010, the Company applied fresh-start accounting under the provisions of ASC 852. The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes. Accordingly, the Company’s financial statements for periods prior to August 31, 2010 are not comparable with its financial statements for periods on or after August 31, 2010. References to “Successor” refer to the Company on or after August 31, 2010, after giving effect to the provisions of our Plan of Reorganization and the application of fresh-start accounting. References to “Predecessor” refer to the Company prior to August 31, 2010.  For illustrative purposes in this earnings release, the Company has combined the Successor and the Predecessor results to derive combined results for the year ended December 31, 2010.  However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start accounting, including asset valuation adjustments and cancellation of debt adjustments, the results of operations for the Successor are not comparable to those of the Predecessor.  The financial information accompanying this earnings release provides the Successor and the Predecessor GAAP results for the applicable periods, along with the combined results described above.  The Company believes that subject to consideration of the impact of fresh-start accounting, the combined results provide meaningful information about revenues and costs, which would not be available if the current year periods were not combined.

CONFERENCE CALL
U.S. Concrete has scheduled a conference call for Friday, March 9, 2012, at 10:00 a.m., Eastern Time, to review its fourth quarter and full year 2011 results.  To participate in the call, dial 480-629-9645 (Toll-free: 877-941-8609) at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through April 4, 2012.  To access the replay, dial (303) 590-3030 (Toll-free: 800-406-7325) using the pass code 4520521.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “Investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES
This press release uses the non-GAAP financial measures “adjusted EBITDA,” “adjusted EBITDA margin,” “free cash flow” and “net debt.”  The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures that other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for reconciliation of each of these non-GAAP measures to the most comparable GAAP financial measures for the three months and years ended December 31, 2011 and 2010.

ABOUT U.S. CONCRETE
 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 94 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2011, these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete from continuing operations and 3.0 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding: our ability to manage our cost structure and limit capital spending to cash generated in our business; our focus and our ability to manage and maintain adequate liquidity; our belief that we have adequate liquidity; price increases; durability of price increases; increases in ready-mixed volumes; recoupment of increased fuel costs through surcharges; our belief that we will be in compliance with our bank covenants; our expectations regarding the fixed charge coverage ratio; industry trends; 2012 precast backlog; our ability to grow earnings and increase operating cash flow in 2012 and beyond; and a recovery in construction economy.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Quarterly Reports on Form 10-Q.

 (Tables to follow)

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011 (Successor)	2010 (Successor)	2011 (Successor)	2010 (Combined)
Revenue	$131,423	$111,918	$495,008	$455,696
Cost of goods sold before depreciation, depletion and amortization	115,861	96,014	436,732	392,753
Selling, general and administrative expenses	13,901	15,012	55,826	58,844
Depreciation, depletion and amortization	4,157	5,529	19,662	23,744
(Gain) loss on sale of assets	(1,100)	(11)	(1,221)	67
Loss from continuing operations	(1,396)	(4,626)	(15,991)	(19,712)
Interest expense, net	(2,860)	(2,472)	(11,057)	(20,754)
Derivative income	3,564	196	13,422	996
Other income, net	268	83	1,141	670
Loss from continuing operations before reorganization items and income taxes	(424)	(6,819)	(12,485)	(38,800)
Reorganization items	–	–	–	59,191
Income (loss) from continuing operations before income taxes	(424)	(6,819)	(12,485)	20,391
Income tax expense (benefit)	(1,278)	(913)	(782)	628
Net income (loss) from continuing operations	854	(5,906)	(11,703)	19,763
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest (1)	–	–	–	(12,672)
Net income (loss) attributable to stockholders	$854	$(5,906)	$(11,703)	$7,091

Income (loss) per share attributable to stockholders:
Net income (loss) from continuing operations	$0.07	$(0.50)	$(0.97)
Loss from discontinued operations, net of taxes	–	–	–
Net income (loss)	$0.07	$(0.50)	$(0.97)

Basic and diluted weighted average shares outstanding	12,117	11,928	12,029

(1)	Includes the loss on redemption of our interest in our Michigan joint venture and the results of operations for the periods indicated, net of income taxes and non-controlling interest.

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)
(Unaudited)

	Successor	Successor	Predecessor
	Year Ended December 31, 2011	Period from September 1 through December 31, 2010	Period from January 1 through August 31, 2010
Revenue	$495,008	$152,948	$302,748
Cost of goods sold before depreciation, depletion and amortization	436,732	130,923	261,830
Selling, general and administrative expenses	55,826	19,603	39,241
Depreciation, depletion and amortization	19,662	6,882	16,862
(Gain) loss on sale of assets	(1,221)	(11)	78
Loss from continuing operations	(15,991)	(4,449)	(15,263)
Interest expense, net	(11,057)	(3,385)	(17,369)
Derivative income	13,422	996	–
Other income, net	1,141	136	534
Loss from continuing operations before reorganization items and income taxes	(12,485)	(6,702)	(32,098)
Reorganization items	–	–	59,191
Income (loss) from continuing operations before income taxes	(12,485)	(6,702)	27,093
Income tax expense (benefit)	(782)	(948)	1,576
Net income (loss) from continuing operations	(11,703)	(5,754)	25,517
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest (1)	–	–	(12,672)
Net income (loss) attributable to stockholders	$(11,703)	$(5,754)	$12,845

Income (loss) per share attributable to stockholders:
Net income (loss) from continuing operations	$(0.97)	$(0.48)	$0.70
Loss from discontinued operations, net of taxes	–	–	(0.35)
Net income (loss)	$(0.97)	$(0.48)	$0.35

Basic and diluted weighted average shares outstanding	12,029	11,928	36,699

(1)	Includes the loss on redemption of our interest in our Michigan joint venture and the results of operations for the periods indicated, net of income taxes and non-controlling interest.

U.S. CONCRETE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Successor	Successor
	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$4,229	$5,290
Trade accounts receivable, net	82,195	74,534
Inventories	33,157	29,396
Deferred income taxes	4,573	4,042
Prepaid expenses	3,785	3,803
Other current assets	5,961	6,366
Total current assets	133,900	123,431
Property, plant and equipment, net	126,225	140,274
Goodwill	1,481	1,481
Other assets	8,048	9,529
Assets held for sale	–	813
Total assets	$269,654	$275,528

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$615	$1,164
Accounts payable	46,749	37,056
Accrued liabilities	31,233	31,253
Derivative liabilities	2,305	15,727
Total current liabilities	80,902	85,200
Long-term debt, net of current maturities	60,471	52,017
Other long-term obligations and deferred credits	6,547	7,429
Deferred income taxes	5,654	4,749
Total liabilities	153,574	149,395

Commitments and contingencies
Equity:
Preferred stock	–	–
Common stock	13	12
Additional paid-in capital	133,939	131,875
Retained deficit	(17,457)	(5,754)
Treasury stock, at cost	(415)	–
Total equity	116,080	126,133
Total liabilities and equity	$269,654	$275,528

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
 (Unaudited)

	Year Ended December 31,
	2011 (Successor)	2010 (Combined)

CASH FLOWS FROM OPERATING ACTIVITIES	$(1,544)	$(31,726)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,361)	(6,265)
Proceeds from disposals of property, plant and equipment	2,682	283
Payments for acquisitions/redemptions	(250)	(1,316)
Net cash used in investing activities	(3,929)	(7,298)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Convertible Notes	–	55,000
Proceeds from Successor borrowings	150,239	49,277
Repayments on Successor borrowings	(143,442)	(41,277)
Proceeds from prepetition borrowings	–	51,172
Repayments of prepetition borrowings	–	(67,872)
Proceeds from debtor-in-possession facility	–	161,182
Repayments from debtor-in-possession facility	–	(161,182)
Net proceeds from other borrowings	–	843
Payments for seller-financed debt and Michigan redemption	(1,595)	–
Financing costs	(375)	(9,469)
Purchase of treasury shares	(415)	(70)
Non-controlling interest capital contributions	–	2,481
Net cash provided by financing activities	4,412	40,085
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,061)	1,061
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,290	4,229
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,229	$5,290

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2011 (Successor)	2010 (Successor)	2011 (Successor)	2010 (Combined)
Revenue:
Ready-mixed concrete and concrete-related products	$118,234	$104,538	$444,064	$413,620
Precast concrete products	17,235	11,085	66,972	56,018
Inter-company sales	(4,046)	(3,705)	(16,028)	(13,942)
Total revenue	$131,423	$111,918	$495,008	$455,696

Segment operating income (loss) from continuing operations:
Ready-mixed concrete and concrete-related products	$4,056	$589	$3,663	$2,112
Precast concrete products	(2,578)	(1,907)	(4,169)	(2,264)
Gain on derivative	3,564	196	13,422	996
Reorganization items	–	–	–	59,191
Unallocated overhead and other income	2,291	2,771	5,330	5,388
Corporate:
Selling, general and administrative expense	(4,897)	(5,997)	(19,674)	(24,278)
Interest expense, net	(2,860)	(2,471)	(11,057)	(20,754)
Income (loss) from continuing operations before income taxes	$(424)	$(6,819)	$(12,485)	$20,391

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$3,361	$4,050	$16,203	$19,140
Precast concrete products	263	201	1,208	2,235
Corporate	533	1,278	2,251	2,369
Total depreciation, depletion and amortization	$4,157	$5,529	$19,662	$23,744

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, Net Debt and Free Cash Flow for the three months and years ended December 31, 2011 and 2010 and (2) corresponding reconciliations to GAAP financial measures for the three months and years ended December 31, 2011 and 2010.  We have also included in the table below certain Ready-Mixed Concrete Statistics for the three months and years ended December 31, 2011 and 2010.

We define adjusted EBITDA as our net income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense, goodwill and other asset impairments, depreciation, depletion and amortization and reorganization items. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended December 31, 2011	Year Ended December 31, 2011

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$97.70	$94.48
Volume (in cubic yards and thousands)	1,059	4,047
Adjusted EBITDA reconciliation:
Net income (loss) from continuing operations	$854	$(11,703)
Income tax benefit	(1,278)	(782)
Interest expense, net	2,860	11,057
Derivative income	(3,564)	(13,422)
Depreciation, depletion and amortization	4,157	19,662
Adjusted EBITDA	$3,029	$4,812
Adjusted EBITDA margin	2.3%	1.0%
Free Cash Flow reconciliation:
Net cash provided by (used in) operations	$8,162	$(1,544)
Less: capital expenditures	(411)	(6,361)
Plus: proceeds from the sale of assets	1,709	2,682
Free Cash Flow	$9,460	$(5,223)
Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$61,086
Less: cash and cash equivalents	(4,229)
Net Debt	$56,857

	Three Months Ended December 31, 2010	Year Ended December 31, 2010

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$93.75	$92.54
Volume (in cubic yards and thousands)	946	3,805
Adjusted EBITDA reconciliation:
Net income (loss) from continuing operations	$(5,906)	$19,763
Income tax provision (benefit)	(913)	628
Interest expense, net	2,472	20,754
Derivative income	(196)	(996)
Depreciation, depletion and amortization	5,529	23,744
Reorganization items	–	(59,191)
Reorganization items included in SG&A expenses	1,253	7,790
Adjusted EBITDA	$2,239	$12,492
Adjusted EBITDA margin	2.0%	2.7%
Free Cash Flow reconciliation:
Net cash used in operations	$(24)	$(31,726)
Less: capital expenditures	(1,340)	(6,265)
Plus: proceeds from the sale of assets	21	283
Free Cash Flow	$(1,343)	$(37,708)
Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$53,181
Less: cash and cash equivalents	(5,290)
Net Debt	$47,891

Contact:
James C. Lewis
CFO
U.S. Concrete, Inc.
713-499-6222